Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Douglas Beck

ICF International

1.703.934.3820

Lynn Morgen

MBS Value Partners

1.212.750.5800

ICF International Clarifies Recent News Item

FAIRFAX, VA, January 24, 2007 - In an effort to clarify a recent news item, ICF International (Nasdaq: ICFI) reported today that it is in compliance with its Louisiana Road Home Contract, and that it has been instructed by its client, the Office of Community Development, to continue to provide support on all phases of the contract, including the homeowner assistance program and the small-scale rental property repair program.

Yesterday afternoon, a news item reported that Louisiana Governor Kathleen Babineaux Blanco, in responding to reporters’ questions at a news conference, expressed concern with respect to ICF’s implementation of the small-scale rental property repair program, which represents approximately 10 percent of the funding available to affected residents of Louisiana under the Road Home program. This rental property repair program will launch on Monday, a full eight weeks ahead of the schedule approved in the contract.

“ICF has executed its program responsibilities thoroughly and effectively within the policy framework established by the State for the Road Home program. We understand the frustration of Louisiana residents and their leaders with the pace of grant awards to homeowners,” said Sudhakar Kesavan, ICF’s chief executive officer. “But this is an unprecedented, complex program. We continue to make significant progress each day in reaching out to affected residents, calculating benefits, and scheduling closings.”

To date, the program has recorded more than 101,000 applications, held more than 66,000 in-person appointments with applicants, and sent over 26,000 letters to applicants describing their calculated benefits and options. These statistics are updated weekly on www.road2LA.org. Mr. Kesavan added, “Thus far the number of closings is relatively low, as expected, but the fact remains that the program is progressing faster than what was contemplated when Phase 2 began on October 18—only three months ago.”

Mr. Kesavan further noted, “Closing a grant award under this program is a multi-step process that requires verification data from outside sources. Nevertheless, we are forecasting that 90 percent of the homeowner applicants will receive their grants by the end of 2007, more than a year ahead of the schedule in the contract and in the Solicitation for Offers issued by the State of Louisiana.”

Last week, ICF International gave the State the following forecast of expected closings, which shows acceleration similar to each of the previous steps of the program:

Month	Expected Closings	Cumulative Closings
January 2007	300	390
February 2007	2,300	2,690
March 2007	6,250	8,940
April 2007	8,000	16,940
May 2007	10,000	26,940

Under the contract, the ICF team provides outreach to homeowners and assistance with the application and eligibility process, in accordance with guidelines established by the State, for qualified homeowners whose homes were destroyed by Hurricanes Katrina and Rita. ICF is responsible for the implementation, not the design of the program, and executes the program in accordance with that design. The Company has been in the production phase of the contract (Phase 2) since October 18, 2006.

Mr. Kesavan went on to note, “We remain in active discussion with the State’s leadership to continue to improve the program and ensure that it remains on track. We are also mindful of our responsibility to the citizens of Louisiana to assure full compliance with all federal regulations governing benefit payments. Breach of any of these regulations would not only further delay payments and jeopardize the program, but also could result in the State being forced to repay funds to the federal government.”

ICF International (Nasdaq: ICFI) partners with government and commercial clients to deliver consulting services and technology solutions in the energy, environment, transportation, social programs, defense, and homeland security markets. The firm combines passion for its work with industry expertise and innovative analytics to produce compelling results throughout the entire program life cycle, from analysis and design through implementation and improvement. Since 1969, ICF has been serving government at all levels, major corporations, and multilateral institutions. More than 1,800 employees serve these clients worldwide. ICF’s Web site is http://www.icfi.com.

This document may contain “forward-looking statements”—that is, statements related to future—not past—events, plans, and prospects. In this context, forward-looking statements may address matters such as our expected future business and financial performance, and often contain words such as “guidance,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “should,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For ICF, particular uncertainties that could adversely or positively affect the Company’s future results include: risks related to the government contracting industry, including possible changes in government spending priorities; risks related to the Company’s business, including its dependence on contracts with U.S. Federal Government agencies and departments and continued good relations, and being successful in competitive bidding, with those customers; performance by ICF and its subcontractors under a major contract with the State of Louisiana, Office of Community Development; uncertainties as to whether revenues corresponding to the Company’s contract backlog will actually be received; strategic actions, including the ability to make acquisitions and the performance and future integration of acquired businesses; risk associated with operations outside the United States; and other risks and uncertainties disclosed in the Company’s filings with the Securities and Exchange Commission. These uncertainties may cause ICF’s actual future results to be materially different than those expressed in the Company’s forward-looking statements. ICF does not undertake to update its forward-looking statements.